 Exhibit (a)(1)(iii)
OFFER BY
ADAMS DIVERSIFIED EQUITY FUND, INC.
TO PURCHASE FOR CASH UP
TO 12,405,174 SHARES OF ITS COMMON STOCK FOR 98%
OF NET ASSET VALUE
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
5:00 P.M., NEW YORK CITY TIME, ON AUGUST 2, 2024
(“TERMINATION DATE”), UNLESS EXTENDED
THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING
TENDERED, BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS AS OUTLINED IN THE
FUND’S OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.
July 5, 2024
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We are enclosing herewith the material listed below relating to the offer of Adams Diversified Equity Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a diversified, closed-end management investment company (the “Fund”), to purchase for cash up to 12,405,174 shares, or 10%, of its outstanding Common Stock, par value $0.001 (the “Shares”) upon the terms and subject to the conditions set forth in its Offer to Purchase dated July 5, 2024 and in the related Letter of Transmittal (which together constitute the “Offer”). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 98% of the net asset value per Share as determined by the Fund, in accordance with its pricing procedures, as of the close of ordinary trading on the New York Stock Exchange on August 2, 2024, unless the offer is extended.
We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons in connection with the Offer (other than the Information Agent and the Depositary, as defined in the Offer to Purchase). The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Section 4, “Payment for Shares,” of the Offer to Purchase. However, backup withholding may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See Section 2, “Procedures for Tendering Shares,” of the Offer to Purchase.
For your information and for forwarding to your clients, we are enclosing the following documents:
1.
The Offer to Purchase dated July 5, 2024;

2.
The Letter of Transmittal for your use and to be provided to your clients;

3.
Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

4.
Notice of Withdrawal; and

5.
Form of letter to clients, which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee).

The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.
As described in the Offer, if more than 10% of the Fund’s outstanding Shares are duly tendered (and not withdrawn) on or prior to the Termination Date, unless the offer is invalid the Fund will purchase 10% of the Fund’s outstanding Shares on a pro rata basis, based on the number of Shares properly tendered and not withdrawn by each shareholder prior to the Termination Date, upon the terms and subject to the conditions of the Offer. Shareholders cannot be assured that all of their tendered Shares will be repurchased. All Shares that the Fund does not accept for purchase because of proration will be returned at the Fund’s expense to the shareholders that tendered such shares promptly after the Termination Date. Your clients should carefully consider the economics involved when tendering Shares in the event that more than 10% of the Fund’s outstanding shares of Common Stock are tendered and not withdrawn, and the Fund purchases the tendered Shares on a pro rata basis.
NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
Additional copies of the enclosed material may be obtained from the Information Agent at the appropriate address and telephone number set forth in the Fund’s Offer to Purchase. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer to Purchase.
Very truly yours,
ADAMS DIVERSIFIED EQUITY FUND, INC.
Janis F. Kerns Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer
Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of Adams Diversified Equity Fund, Inc. or the Depositary/Information Agent or authorize you or any other person to make any statements or use any material on their behalf with respect to the Offer, other than the material enclosed herewith and the statements specifically set forth in such material.